Exhibit 99.1

ThermoGenesis Corp
“Second Quarter Fiscal Year 2014 Financial Results Conference Call”

Friday, February 14, 2014, 5:00 PM ET
Matthew Plavan
Ken Harris
Dan Bessey

OPERATOR: Good day and welcome to the ThermoGenesis Corp Second Quarter Fiscal Year 2014 Financial Results Conference Call. All sites are currently in a listen-only mode, but please note there will be a question and answer session later in the call.

Also note, today’s conference will be recorded and will be accessible both by phone and by internet. Please refer to the press release about this conference call on the company’s website, thermogenesis.com for further details.

The company has asked that I read the following statement. Management will make comments today that contain forward-looking statements. Forward-looking statements are any statements that are made that are not historical facts. These forward-looking statements are based on current expectations of the management team, and there could be no assurance that such expectations will come to fruition. Because forward-looking statements involve risks and uncertainties, ThermoGenesis actual results could differ materially from management’s current expectations.

Please refer to the press release, the company’s Forms 10-K, 10-Q, S4 and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time-sensitive and is accurate only at this time. If any portion of this call is rebroadcast, retransmitted or redistributed at a later date, ThermoGenesis will not be reviewing nor updating this material.

I would now like to turn the conference call over to Mr. Matthew Plavan, Chief Executive Officer of ThermoGenesis Corp. Please go ahead, sir.

MATTHEW PLAVAN: Thank you, operator. It is with great excitement that I begin the call today by announcing the approval by our stockholders for the acquisition of TotipotentRX, through a merger with and into ThermoGenesis, and the change of our corporate name to Cesca Therapeutics upon closing of that transaction and filings. I am pleased to be joined by Ken Harris, who will serve as our President upon closing of the transaction, and our CFO, Dan Bessey.

The merger is deemed effective concurrent with our Delaware Filings that will occur within the next few days. But as you must have certainly seen yesterday, we announced the stockholder approval of our proposed acquisition. We are energized by the investor turnout in support of the transaction and creation of our new business strategy as Cesca and the creation of what we believe will be one of the premier cell therapy companies, and one of the only fully integrated regenerative medicine companies in the market.

It’s been highly encouraging for us to see the reception in the market to our clinical milestone achievements and the transformation this merger represents. Not only has our stock price begun to better reflect the market potential of our combined capabilities, but the substantial increase in our daily trading activity as the awareness of Cesca and our story grows is a welcome occurrence.

To that point, we have deployed a comprehensive IR/PR strategy focused on increasing awareness of the Cesca story and our milestone progress through multiple sources, including efforts directed at independent research coverage, financial and investor media, medical journals and by having a greater presence within the scientific symposium and medical conference circuit.

Another critical accomplishment since our last call has been the strengthening of our balance sheet, having closed an equity financing in the last week of January. The interest in this financing was overwhelmingly positive resulting in a $6.7 million raise, which allows us to maintain our clinical development momentum by launching our next phases for our AMI and CLI trials which Ken will speak to shortly.

It is also gratifying to know that with the culmination of this merger, we have now accomplished the goals that we set for ourselves two years ago, to repurpose and realign our company to address the large clinical market opportunities in regenerative medicine. At that time, we set out to accomplish four key objectives and we faithfully reported our progress to you each quarter over the past two years. In short, these four objectives were to focus our efforts, drive growth in the base business, reduce and realign our costs, and invest in regenerative medicine and clinical program.

This quarter’s performance represents the capstone to accomplishing these key objectives with two areas of progress in particular. With regard to building the base business, we announced we have entered into a long-term agreement with Cord Blood Registry, the world’s largest and most experienced new born stem cell company to supply our AXP system and disposables. The agreement with CBR represents the combination of a strategic restructuring of our North American sales and distribution channel in which we will no longer rely on independent distributors and have established direct customer supply agreements. Interacting directly with customers like CBR provides us with valuable insights and user feedback to further improve the quality, product performance, and system functionality of our cell processing platforms.

Also during the quarter, we continued to make progress on our strategy of expanding our presence in Europe, by entering into a long-term agreement to provide our AXP system to Bebevida. Bebevida is a leading cord blood bank in Portugal that offers cryo-preservation services of both umbilical cord blood stem cells and umbilical cord tissue of newborns for family purposes. This is an important win for us, having replaced yet another competitor’s automated cell processing system installation, further increasing our footprint in Europe. We expect to begin the AXP conversion in this account in the first and second quarters of calendar 2014. So, both the CBR and Bebevida partnerships are important to us because they are a validation of the superior performance and reliability of our automated cell processing platform. As a matter of fact, the implementation of our AXP system in 2006 made CBR the first US family bank to utilize fully automated, functionally closed stem cell processing technology, resulting in a published cell recovery rate of 99%, the highest in the industry. Likewise, Bebevida conducted an extensive evaluation of the AXP, which verified that ThermoGenesis’s cell processing platform yields stem cell recoveries higher and much more desirable low hematocrit levels in our competitor’s product platform.

With regard to investing in the business, as we have divested old line products and no longer have the product support requirements associated with those, our R&D resources are able to cover more ground in regenerative medicine product development and innovation. Specifically, this quarter we have advanced our efforts in a couple of key areas of development. First, in partnership with Totipotent and as Ken will expand on later, we have adapted the MXP processing platform’s reprogrammable system intelligence to optimize the cell output for use in Toti’s bone marrow transplant program protocol. Second, we further advanced the AXP system intelligence for processing cells to treat vascular indications. The Vascular Express or VXP will be the base technology for our AMIRST clinical trial and represents a product license revenue opportunity in other indications.

I’d like to now turn the call over to Ken for an overview of our clinical initiatives.

KEN HARRIS: Thank you Matt, and thanks to everyone for joining us for today’s call. As Matt mentioned earlier, we believe that cell therapy is the new frontier in medicine, providing sustainable, physiological improvements in the diseases that we treat. We’ve been discussing in previous calls and announcements the differences between Cesca Therapeutics and others who are also in clinical trials in the regenerative medicine space. In the past four months; we’ve begun releasing clinical data, which we believe demonstrates that our combination approach of the cellular product as well as the engineering devices and methodologies around the process of handling and delivering cells is also equally important in demonstrating significant clinical benefit.

Simply speaking, our results have supported our hypothesis that engineered cell handling and methods do make the difference and using our Surge Works pharmaceutical manufacturing in a box system is a systemized approach. You will recall that our acute myocardial infarction pilot trial demonstrated very encouraging results, where a male patient with a high probability of dying had a heart functioning at normal levels within 24 months after treatment with Surge Works. And in 82% of the patients in the critical limb ischemia trial, who were facing near-term amputation, actually desiring amputation because the chronic pain in the disease was so intolerable, had their legs saved. And last, but surely not least, is the exciting pediatric bone marrow transplant methods for pediatric patients using the Smart Auto Express and Marrow Express Systems. We couldn’t be more excited about moving into the next phases of the clinical development. Now that we will be one company, the synergy between our two teams will give us even more runway to escalate the development process. So I want to talk about where we go next, and what are some of the clinical milestones for this calendar year.

Starting with the vascular therapeutics, we expect that our Surge Works systemized kit and process will follow an investigational device exemption, pre-marketing approval regulatory pathway, otherwise known as an IDE/PMA. Our team is preparing the CLI pre-submission meeting request for the US FDA, where we hope to get the necessary direction and feedback for our US-based pivotal trial application.

This meeting request will be submitted in the coming week, and we start the clock on a 60-day timetable for finalizing the pivotal trial submission. If all goes as planned, we expect to have our multi-site US trial underway by the end of quarter four and are submitting the request to enroll up to 120 patients. A portion we anticipate will be allocated to each geography in our target markets of the US, the EU, and India. Therefore, we will also need to pursue authorization to complete a portion of the pivotal trial in India and Europe from the respective regulatory agencies.

Specific to the AMI trial, India has further refined their clinical trial guidelines in 2013 and the autologous minimally manipulated and/or prior licensed medical devices being evaluated in off-label exemptions, which we had used in the past, are no longer available.

Effectively, two major changes in the Indian clinical trials regulations have been implemented. First one, all clinical trials submitted for approval in India must have the explicit intent of marketing the product in the domestic Indian market. And two, all clinical trials now require a multi-tier 180-day approval process under the Drugs Controller General. It has been widely reported that the Indian Supreme Court halted trials in 2013 and directed the implementation of these new rules. So our AMI randomized placebo-control trial, which was submitted under the old guidelines, will need to be resubmitted for a new approval. The Court has indicated that it will lift the general stay by early March and we will follow that order as quickly as practical and resubmit the Phase 1b medical device application. We anticipate no significant concerns at this time and hope to be enrolling patients by the end of quarter three.

I am also encouraged by the more transparent regulatory process and remain confident that the advantages we and the rest of the leading pharmaceutical companies have experienced in high quality medicine and low cost trials in India will view this modernization in the act as a significant and positive change for the billion dollar clinical trial business that exists there.

In addition to the next step in our CLIRST and AMIRST studies, we remain very excited about our partnership with Fortis Memorial Research Institute and their pediatric bone marrow transplant program where our Fortis-TotipotentRX Centre for Cellular Medicine plays a vital role.

In early February of this year, we announced the TotipotentRX’s cellular therapy clinical team had achieved its twentieth pediatric bone marrow transplant in partnership with Fortis. This haploidentical BMT was performed from a mother as a donor for a ten-year-old child suffering from combined immunodeficiency due to a DOCK-8 gene mutation. The Fortis Centre in partnership with our company has so far performed 15 allogenetic BMT including five haploidentical and one double unrelated cord blood transplants, and five autologous transplants.

Many of you’ve asked us, why is this important to Cesca Therapeutics and what is different about this program compared with traditional bone marrow transplant. This is best answered in saying there are several milestones this program is achieving. First, the practice of haploidentical transplant is ground breaking medicine and only being practiced at major academic cancer centers worldwide. This practice allows patients who are unable to find a suitable HLA matched stem cell donor to now get a transplant donated by a parent or sibling who would have traditionally not being considered an acceptable match.

According to Bartolomeo in a 2013 article on blood, they cite that although the best results with allogeneic hematopoietic bone marrow transplantations are obtained in patients receiving the graft from an HLA or genetically identical sibling. This type of donor is only available for less than 30% of patients.

In the last three decades, for patients lacking an HLA matched family donor, the main alternative was an 8 of 8 HLA antigen-matched unrelated donors or typically referred to as mud…a mud program and allocated mainly through the international registries of volunteer donors.

As of June 2102, the number of such volunteer-donors did exceed 19 million people, but still almost two-thirds of the patients did not receive or do not reach the availability of a suitable donor for transplantation in time. The enormous variability of HLA polymorphisms and the time required for identifying a suitable donor are the two most important factors limiting the use a matched unrelated donor transplant, especially for patients at high risk of disease progression in whom the urgency for transplant is near. For these patients, two potential alternative sources of graft remain available umbilical cord blood and HLA haploidentical related donors.

As you are aware, we are already the major supplier in the cord blood processing space and unlike cord blood the haploidentical method involves a very expensive and complex process where certain immune cells are removed from the donor’s cell population through an elaborate laboratory GMP process.

Our AXP and/or MXP systems are proving extremely valuable in de-bulking the donor cells, so less of the enormously expensive depletion reagents are required, thus reducing the overall costs of the procedure and utilizing our GMP facility inside Fortis, we are optimizing the protocols for creating a transferrable standard methodology co-packaged with our processing AXP and MXP systems and software.

We believe the haploidentical transplants will become standard practice, and we are positioning Cesca Therapeutics to have laboratory solutions for each transplant center worldwide undertaking this methodology. It is estimated that 30,000 marrow transplants are completed per year around the world, but as Dr. Bartolomeo points out two-thirds of the patients still die waiting for suitable match. This means that we could see a global market exceeding 90,000 transplants, 60,000 of which might be enabled with our technology.

Second, in our India market alone where we had the lead position, we estimate that more than 6,000 transplants for patients capable of paying and seeking a match donor could benefit from this method. We in partnership with Fortis intend on developing the Fortis Memorial Research Centre into the leading facility to serve a part of this population. We expect we would see fees directly related to our technology and laboratory services exceeding $10,000 per patient. Our success with Fortis is gaining additional recognition as more hospital chains are contracting their bone marrow laboratory processing with our Fortis TotipotentRX Centre. Latest service agreement to provide BMT services was signed by Totipotent on January 9, 2014 with another private hospital named Artemis Hospitals in New Delhi.

Our next steps include demonstrating our success rates by completing a clinical pilot trial with Fortis, inclusive of the T-cell alpha-beta depletion steps and having targeted enrollment of the first patient in this arm by mid April. Commercially this could start impacting our top-line in late 2015.

So in summary, our near-term clinical milestones include approval of the pivotal trial application and first patient enrollment in the US by the end of calendar year for the CLI study, the reapplication for the AMI Phase 1b and approval in India by the end of the third calendar quarter and completion of the bone marrow transplant pilot trial by the end of the calendar quarter four.

I would like to emphasize, that our enthusiasm for the future of Cesca Therapeutics as I believe it creates a combined company with enormous potential our patients, physicians and shareholders alike will appreciate in the area of medicine that is taking leaps in terms of therapeutic potential.

With that, I am going to turn the call over to Dan for an overview of the financial results.

DAN BESSEY: Thank you, Ken and good afternoon everyone. Before I get into our financial results, I will discuss a few strategic initiatives that impacted our financial results for the second quarter. While certain of these initiatives impacted our quarterly results, we expect that others should have longer term sustained benefit to our results.

First, with respect to our revenues, the termination of the GE distribution agreement along with the associated inventory wind down resulted in no new AXP orders in the US during the June and September quarters. As we discussed in last quarter’s investor call, the financial impact of the inventory wind down is largely complete and our AXP revenues have now returned to their historic levels.

As Matt mentioned earlier, we entered into a long-term supply agreement with CBR and we looked forward to helping them expand their business. Our partnership with Golden Meditech in Asia remains strong and we expect sales in Asia to be the principle driver of cord blood revenue growth over the next several years.

On the cost side of the house, the company has incurred professional fees related to the merger with TotipotentRX as well as legal costs to defend against the Harvest lawsuit and the other IEP matters totaling approximately to $785,000 during the quarter.

We also launched an initiative to further develop our cell processing device platforms for use in our clinical trials for AMI and CLI. We believe that investing in the smart functionality of our cell processing devices is essential to success in our regenerative medicine initiatives.

Additionally, early in the second quarter of fiscal 2014, we completed a strategic reorganization designed to better align resources with our expected cord blood revenue streams, and provide additional funding to enhance our internal clinical resource capabilities. The net result for reorganization was the elimination of eleven positions. Coupled with other targeted savings in operating costs, the company expects to realize a savings of approximately of $1.5 million annually in our base business. In connection with this reorganization, we incurred approximately $210,000 in severance costs, which were substantially paid in the second quarter. Accordingly, we expect to begin to see the savings associated with this restructuring in the third quarter of fiscal 2014.

Having covered the major strategic initiatives, let’s move on to an overview of our financial results for the second quarter of Fiscal 2014.

Net revenues for the quarter ended December 31, 2013 were $4.5 million compared to $4.8 million for the same period in 2012. Revenue decreased by $334,000 for the quarter due to fewer sales in our BioArchive Systems, and a decline in ThermoLine revenues as a result of the sale of that product line. These decreases were partially offset by an increase in sales associated with our bone marrow cell processing consumables. Revenues associated with our AXP platform remain constantly strong when compared to the prior year quarter and have resumed historical levels as a result of the completion of the inventory wind down associated with the termination of the GE distribution agreement.

Gross profit for the quarter ended December 31, 2013 was $1.8 million compared to $2 million for the same period in 2012. The decrease in gross profit was due primarily to a decline in the number of BioArchives sold from four in the prior period to three in the current period. Gross profit margins for the quarter of 40% were comparable to margins of 41% for the same period in 2012.

Operating expenses for the quarter ended December 31, 2013 were $3.4 million compared to $2.5 million for the same period in 2012. The increase in operating expenses of $858,000 was primarily attributable to professional fees associated with the acquisition of TotiPotentRX of $563,000, legal diligence costs associated with patient litigation of $220,000 and development costs associated with the advancement of our bone marrow cell processing platforms that will be used in our AMI and CLI clinical trials. Excluding the impact of the legal and professional fees, operating expenses increased only $75,000 primarily due to the costs associated with the investment in our cell processing platforms.

Adjusted EBITDA loss was $1.3 million for the quarter ended December 31, 2013 compared to $297,000 for the same period in 2012. The increase of $1 million in the adjusted EBITDA loss was due to the legal and professional fees associated with the TotiRx merger and IP defense. Excluding the impact of these merger and IP related costs, our adjusted EBITDA loss was $532,000, an increase of $235,000 over the same period in 2012 as a result of the investment in our cell processing devices.

Net loss for the quarter ended December 31, 2013 was $1.6 million or $0.10 per share compared to $563,000 or $0.03 per share for the same period…prior period. We ended the second quarter with $2.3 million in cash compared to $6.9 million at the end of fiscal 2013.

Lastly, as a result of favorable conditions in the capital markets, we successfully raised net proceeds of approximately $6.1 million by completing a private placement on January 30 2014. We issued 3.3 million shares of common stock at $2 per share plus 1.7 million cash warrants with the strike price of $2.81. We are very pleased with this financing as it provides us with the necessary investment capital to help fund the next phases of our clinical trials, and to grow our bone marrow transplant program in partnership with Fortis.

In closing, we are pleased with the financial strength of our base business, as it provides us with a sound financial foundation to invest in our clinical trails and expand our regenerative medicine initiatives.

I’d now like to turn the call over to Matt for his closing comments.

MATHEW PLAVAN: Thank you, Dan. To wrap up the call, I would like to highlight Cesca’s immediate four key objectives to be accomplished in achieving our overriding goal of developing and commercializing these blockbuster cell therapy drugs initially for the vascular and orthopedic markets.

First, we must effectively integrate our two companies into one. With operating entities in both the US and India, integrating our back office support systems will be an important deliverable. We will integrate our human resources, information systems and accounting systems to maximize the efficiency of our combined company. We will also integrate our operational functions as well including manufacturing, customer care, regulatory, sales and marketing, and research and development functions. We expect that integration of personnel will happen in the near-term, while integration efforts involving information systems could take up to 12 to 18 months.

Second, expand our clinical expertise within the leadership team and the board of directors. Certain gaps exist today in our clinical leadership capabilities at the management and board level. Clinical opinion leadership, medical reimbursement strategies and deeper regulatory agency relationships will serve to optimize the commercialization of our cell therapies.

Third, we want to continue to innovate technically. We will continue to introduce new innovative cell processing technology upgrades along with cutting edge, new products, and to work closely with our customers to expand the use of cord blood in medical practice to new indications and to continue generating the necessary tools for our regenerative medicine initiatives.

And most importantly, fourth, we’ve got to innovate clinically. In the coming months, we have several clinical milestone achievements lined up, which Ken did a pretty good job of covering, I will just quickly summarize them.

One, we will begin enrollment of our pivotal trail with Fortis for the haploid bone marrow transplant, which we are targeting to begin within 90-days from now.

Two, the submission of our randomized placebo-controlled AMI Phase 1b/feasibility trail under the newly established regulatory guidelines for approval, and we are targeting approval and commencement of enrollment late in the third quarter of 2014.

And three, the CLI pivotal trail regulatory filings in calendar Q3 and the trial should get underway and we should start enrolling patients by the end of calendar 2014.

In closing, I would like to note that due to the opposing demands of our stockholder vote and the financial filing deadline for our 10-Q, that we were left with no alternative than to report our earnings today a Friday and Valentine’s Day no less.

On behalf of Ken, Dan, and me, we greatly appreciate the investor support we enjoy and especially those of you who have joined us at such an inconvenient time as this. We wish you and yours a Happy Valentines Day and a great holiday weekend and we look forward to continuing to report our progress towards our goals.

With that, I would like to open up the call for questions. Operator.

Q&A

OPERATOR: We will now begin the question and answer session. To ask a question, you may press “*” and then “1” using your touchtone telephones. If you are using a speakerphone, we do ask that you please pick up your handset before pressing the keys to ensure good sound quality. If at any time your question has been addressed or you would like to withdraw your question, you may press “*” and then “2.” At this time, we will pause momentarily to assemble our roster.

And our first question comes from Jason Kolbert from Maxim Group. Please go ahead with your question.

JASON KOLBERT: Hi, guys. Congratulations. It sounds like it’s a completely new company. Help me understand a little bit, and I know Matt you tried to summarize at the very end, but I want to focus on clinical, because it’s seems to me that going forward that’s the segment of the company that has the greatest potential. So can you review with me once again, what is the market opportunity particularly in the haploid transplant market, and what are the clinical steps to get there, and really the same question when we get to AMI, exactly, help me understand…let’s first just take the haploid transplants. And then we’ll come back and I have a few more questions on the AMI side.

MATTHEW PLAVAN: Okay, Jason, that’s a good question. And I’ll turn it over to Ken to size up the haploid market.

KEN HARRIS: Okay, thanks. So as I mentioned, we believe that the haploid transplant approach is going to unlock 60,000 additional transplants per year worldwide and of those, there will be a portion that will require T-cell depletion, and we assume that’s probably in the range of about half, which is where our AXP and MXP technology is most beneficial, because it improves in the cost reductions. So we think the net-net value to Cesca Therapeutics per annum is going to be in India alone $6 to $9 million. And worldwide, it depends upon what market share we would take, but you can do the math and assume what percentage of 60,000 we would get, and our top-line revenue per procedure, depending upon the region of the world, is going to be between $10,000 and $15,000.

JASON KOLBERT: Okay. So it’s a fantastic market. It’s a huge market. Help me understand a little bit clinically, what has to happen in terms of the approval process particularly in the US. I know you talked about India, but where are we —is this is going to be global or will it be FDA, EMA and India, and what are the clinical steps so that we can assemble a timeline?

KEN HARRIS: Okay, so the first step for us is to get 510(k) on label clearance for our AXP and VXP, our MXP devices for bone marrow transplant. That clinical trial is already underway and that’s part of the announcement where we said we were 20 patients in to a 40 patient trial. So we anticipate wrapping that up by mid-summer. The second step is the T-cell depletion step. And we will be initiating our first patient enrollment for that in I think early to mid-April as we announced. And we will be doing 15 patients for that specific trial. All of the data will be useful for getting 510(k) clearance here in the US and then using the 510(k) clearance for regions of the world where FDA is acceptable and then as well pursuing the CE marking. So I think we are probably around twelve months before having that packaged out and being in the market.

JASON KOLBERT: And so the last step in terms of the label claim associated with the device would be positive results in this 40-person clinical trial, I’m sorry, 15 person clinical trial with the T-cell depletion step that would begin in mid-April. So you could be in a position to file for approval based on that data package when? And then how long should we budget for a decision?

KEN HARRIS: Right, so let’s talk a little bit about the filing, it’s a very…it’s a lower threshold than I think what I heard you just say. We are not seeking…our clinical trials are not seeking to show superior efficacy to other bone marrow transplants. We are simply enabling bone marrow transplants. So it’s a safety assessment, and a non-inferior status to what they would have if they had an equivalent HLA matched unit. So we believe that that entire process is pretty simple 510(k) approach using a predicate device that’s already on the market for de-bulking. The T-cell piece of it is the more complicated one and that’s being tracked already. There are clinical trials underway in Europe, at MD Anderson, at Sloan Kettering with Miltenyi who is part of the technology we will be using. So we won’t personally be seeking that clearance, they will. So our clearance is only for the cell processing step upfront and then we would enter a commercial relationship to bundle the two of them together.

JASON KOLBERT: Okay. So help me understand then that on the other side, once you’ve got the 510(k) cleared on the device side and Miltenyi and you are able to show data that you are effective at T-cell depletion, in a competitive landscape, how does that position the device versus what’s being used today, so that you’ll be in a position to win market share? I mean, is it kind of everybody does a home grown do it yourself approach versus suddenly we have a device that’s got data that supports its effectiveness?

KEN HARRIS: Yes, today people do the home grown approach, and that home grown approach takes between four and six hours and ends up in a stem cell loss of 40% to 60%. So our approach can be accomplished in an hour and has a cell loss of no more than 25%. So one, we have a higher dose. That’s important for pediatric patients because you simply can’t transplant them with such large volume units. And we see that pediatric really being sort of open space for us with not a lot of competition. In the adult side of transplants, then the home grown would continue to be I guess available, but it seems logical to us the transplant scientists or transplant physicians aren’t going to take a risk of losing 60% of the stem cells. So I think we are right now the only one positioned to be out of the gate focused on this market.

JASON KOLBERT: Okay, it’s fantastic, and it’s really exciting; and I guess it shows how the different divisions of this company can come together just to create a great commercial opportunity. So if we switch gears on the heart attack side, help me understand a little bit what the Phase 1b trial will be designed for, and it will be…what will the entry criteria of the patients be, and then coming out the other side, what kind of end points are you looking for beyond safety that will then justify going to a larger Phase 2 clinical trial?

KEN HARRIS: Right, so the study side, it’s a randomized placebo-controlled study of 30 patients and it is both safety and efficacy. Enrollment criteria is an AMI of less than ten days of which the ejection fraction has remained at or below 40%. And we choose this patient population because they have an 80% mortality rate within five years, and the prognosis on them is very, very poor. So that’s our basic enrollment criteria. The end-points we are measuring including safety really are, from an efficacy standpoint, are the change in ejection fraction and volumetrics and multiple other end points from efficacy but also from a commercialization standpoint re-hospitalization rate. And not only do we think we need to prove for the regulatory agencies that, yes, it works, we get the ejection fraction up; and you remember in the patient I mentioned, the single male patient, his ejection fraction went from 36% back to normal at 60%, and this guy was basically would have been in that 80% probability of dying between one to five years. So we are pretty excited about it, but the re-hospitalization measurement is how we believe we are going to get reimbursed. So although we could have FDA approval with fantastic clinical results, how do we actually get the insurance companies and the government programs to pay for it? And on that, we are adding in the re-hospitalization rate or major adverse cardiac events.

JASON KOLBERT: Okay, thanks. And do you mind closing with me on one last question, which is just describe for me a little bit what the treatment paradigm looks like in terms of how you get the product, how you process it and how you ultimately end up treating the patient, so that we can understand, compare and contrast in the competitive landscape. And what do you think the COGS of a product like this? Where are you targeting in terms of a range?

KEN HARRIS: Okay. So the system is pretty simple and I will direct you within two weeks we will have an animated video available on our website that will basically demonstrate the entire procedure. But within 60 minutes, so the patient has a heart attack they come into the hospital, the heart attack is diagnosed and blood flow is restored via stenting or thrombolysis, either in the emergency room or in the cath lab. Then over the next couple of days, they are monitored and at the third day to tenth day, if their ejection fraction is still below 40%, they would be considered either a target for the clinical trial or on-label prescription. They are taken back to the cath lab, and we harvest, once they are in the cath lab they are given a mild sedative, we harvest their bone marrow. We do a quick diagnostic to see how many stem cells they have present, then that tells us how much bone marrow we need to draw. That’s added into our smart processing system, in the right volume. Processing is done. Diagnostics is done one final time to make sure we have a therapeutic dose and then we use a specialized intracoronary catheter to inject the stem cells over a number of injections in the last 20 minutes of the procedure and within 60 minutes, they are rolling out the door having received their treatment.

JASON KOLBERT: Okay, terrific. Thank you so much, we can always follow-up next week and get into the details, but we can all tell, it’s a new era at the company Cesca. Thanks guys.

MATTHEW PLAVAN: Thanks Jason.

OPERATOR: And our next question comes from Ren Benjamin from HC Wainwright. Please go ahead with your question.

REN BENJAMIN: Hi, good afternoon guys and thanks for taking the questions. And congratulations on the successful vote and merger.

MATTHEW PLAVAN: Thanks Ren.

REN BENJAMIN: A couple of quick questions, just following-up on Jason, but looking at the other indication of CLI, you had mentioned the Phase 3 trial starting in the fourth quarter. Can you take us through a little bit of the Phase 3 trial design, how long you think that study could take and a little bit of the endpoints that you will be exploring and what are the FDA approval endpoints?

KEN HARRIS: Right. So you know, this is a bit of a…it’s not uncharted water, so we have…we can have some expectation of what the FDA will direct us to do based on what they have other companies. And so, our targeted endpoints again will be amputation-free survival, and as well reduction in pain and improved walking ability, and wound closure. So we have four targeted clinical endpoints. We anticipate the enrollment will be about 120 patients worldwide, 40 to 50 of those in the US, 40 or so in India, and 30 to 40 in Europe. So our timing, assuming our meeting with the FDA is granted that we are requesting next week, the clock will start on 60-days, and all-in-all I think we probably would be looking at a pivotal trial approval from the FDA by September timeframe. Then we anticipate enrollment, treatment and follow-up in the US to be about 18 months. The follow up time period is 12 months per patient, and to get everyone enrolled and completely followed will be about 18 months.

REN BENJAMIN: And when we think about or when we are trying to think about the design and what sort of [indiscernible] that you are looking for, can you just help us you know, put in the context what the one-year amputation-free survival be, and also would that be the primary endpoint or is this a composite endpoint, looking at all the four endpoints equally here?

KEN HARRIS: We will desire to have composite endpoints; I am not sure based on FDAs prior decisions that they will allow anything but a primary endpoint of amputation-free survival. So assuming that as the number, the benchmark we have to exceed other cell therapies are out there in 50% to high 50% amputation-free survival rates to date. On our pilot trial of 17 patients we got to 82% of major amputation-free survival and 70%, I’m thinking off the top of my head, I think it’s 70 some percent for total amputation-free survival. So I am extremely confident that by what we saw in the angiograms, where we saw real vessels formed, we saw real clinical evidence that we revascularized the leg, I am extremely confident that this will be far superior to anything else in the marketplace even off the pivotal.

REN BENJAMIN: And just sticking with the pivotal for a second, could we just assume that it would be a placebo-controlled some sort of…some stem cells or what would be the appropriate control arm?

KEN HARRIS: Yes, that’s one of our questions that we are asking because the problem we have in particularly the US is the ethical question. Since there are no option patients and earlier in my discussion I mentioned that these patients were near-term…going to be near-term amputees that doing a sham procedure on a no-option patient is probably going to be difficult to get approved, and that is one of the main discussion points we will have with the FDA in a couple of weeks. We are proposing to use standard-of-care instead of a sham.

REN BENJAMIN: Okay, and in this case what would be the standard-of-care?

KEN HARRIS: So standard-of-care is just continuing had they not been able to be revascularized to keep them on standard cardiac drugs, anticoagulants and exercise regimens and most of those patients I can guarantee will fail that standard of care regimen probably within four to six weeks.

REN BENJAMIN: Got it, okay. Just following-up on the pod [Ph] study that you just completed and reported on, anything in terms of further follow-up results or anecdotal results or when we might see some updated results from that study?

KEN HARRIS: We don’t have a protocol for doing any additional follow-ups. We have gone back and presented to the ethics committee that we would like to do additional analysis of eye exams on all the patients at 24 months just because it’s become an interesting scientific and clinical question. If you are creating angiogenesis in a target region, convince everyone that you are not creating it where you don’t want it. And so we want to do another round of studies on all of the patients who received treatment in their eyes what’s called fundoscopy. And so in that process we will be able to see the patient and have a follow-up on what their status is.

REN BENJAMIN: Okay. You had mentioned with the milestones, obviously the trials that we will be starting, the re-initiation of trials, I guess one question that I do have kind of like the data that you presented from CLI, are there any data presentations up and coming for 2014 that we should be aware of, either from past studies or follow-up from older studies at up and coming scientific meetings or publications?

KEN HARRIS: So most definitely there will be bone marrow transplant data presented in 2014 for one. And I think the follow-up study for CLI we’ll be able to report on and where they are at the 18-month time frame. And beyond that, they would all be new studies that we would initiate.

REN BENJAMIN: Okay. And then just one final question, you have SpineSmith is a collaborator, could you just remind us what that collaboration is about and as we think forward with the new combined company as Cesca, I would think that the types of collaborations and partnerships would be more therapeutic or indication focused and would reflect that…so called that significant premium as well. Can you help us think through what types of collaborations we might see going forward?

MATTHEW PLAVAN: You know, Ren, this is Matt. I think that’s a great question and it’s clearly at the top of our list as we are now Cesca. You asked what our arrangement with SpineSmith is today. It is…originally its original form is they act as a distributor for us using our technologies and assisting physicians at the point of care to do spinal fusions using stem cells that are concentrated using our devices. But as we better understand the opportunities to take what we are doing today and create real on-label therapies, SpineSmith and the business that we have together represent a meaningful opportunity for us in the US, where they have a current footprint. And so, it would be a natural step for us to look at ways to broaden that partnership and extend the things we are doing at Cesca through that channel as well.

REN BENJAMIN: Okay. And anything regarding new indication specific partnerships?

MATTHEW PLAVAN: Right now vascular and orthopedic are the big focus for us and that can mean a number of things within those two broad indications.

KEN HARRIS: I think we had echoed last time that we were looking at avascular necrosis…and that is on our road map, we are just not projecting timelines on it yet.

REN BENJAMIN: Terrific. Well, thank you guys very much and congratulations again.

MATTHEW PLAVAN: Thanks Ren.

OPERATOR: And our next question comes from Steve Brozak from WBB Securities. Please go ahead with your question.

STEVE BROZAK: Hi, good afternoon and thanks for taking the questions. I only have three. I would like to start on the first one, the IDE application that you guys have filed, can you talk us through that process because I have been on that road before and it’s got a lot of different hitches, and you did make one statement concerning that you would need to have additional staff and supervisors. So you’ve gone through the process of obtaining FDA approval. Now, can you walk us through in terms of the investigational plan, the IRB institutions, and everything else and how that works and how you’ve worked it, and what your considerations are there?

MATTHEW PLAVAN: Yes, Steve, I think just as a quick qualifier, it was me that said in my closing remarks that we would be adding additional capabilities in the scientific and clinical arena, both at a senior management level and on the board. I would say that that’s just generally looking for a CMO for example, and perhaps some experience at the board level with medical reimbursement and such. But I would say that’s separate and distinct from the IDE, and I’ll let Ken speak to that.

KEN HARRIS: Right. So we are only…and we have developed our protocols obviously because we did our feasibility Phase 1, 2 studies already for CLI. We are only submitting ten questions or so to the FDA where we believe we need clarification for our IDE/PMA pivotal trial. Of those, and I think Ren hit on the key one for us is the question of a sham or our control arm. And that’s hotly debated today worldwide, in particular with cell therapies, where the patient actually will receive nothing and they will have to go through a pretty extensive surgical procedure, and that’s very difficult to get through ethics committees. So we don’t believe that the FDA will take us there.

Regarding the IRB approval process, since we are not first-in-human, this is coming out to be pivotal, we don’t see any barriers so long as that sham procedure isn’t too challenging to getting IRB at our multi-site trial location. There won’t be significant changes to the protocol off of the pilot trial other than making it a randomized controlled trial.

STEVE BROZAK: Okay, so you’ve obviously got coordination to do with each of these institutions, which actually leads me to the next question. You’ve announced a lot of different programs and just looking at your financials here, you obviously just did a financing. Going to the June 30th numbers, you are at $6.884 and then the December 31st numbers were at $2.330 on your cash and cash equivalents. There has to been some burn between December 31st and now. How are you going to pay for all of these different programs because you are talking about significantly expensive programs? What are your thoughts in terms of going out there and just covering the costs of operations maintenance and then where does the money come for these different programs?

DAN BESSEY: Steve, this is Dan. When you look at our cash balances at the end of our most recent fiscal year and compare them to what we just disclosed, a lot of that investment has been made in getting the merger with Totipotent complete and done and get this to where we are at today. So looking forward, there are a couple of different things that you’ll want to monitor. The first thing is that, as Matt has said previously, we believe our base business is on a very quick road to be self-sustaining, so that the money that we raised recently, the $6.1 [million], will be deployed to fund the clinical trials in AMI and CLI, as well as the bone marrow transplant program that Ken has talked about. So that’s how we will utilize the recently raised money. In addition to that, when we first announced the merger and we looked at our business model and the requirements that…the funding requirements we would need to fund all of our different initiatives, we have said fairly consistently that we thought we’d need $15 [million] to $20 million in total to do that. So looking forward I think we have got enough money now on our balance sheet to fund the next critical steps for our initiatives, but we will continue to monitor the capital markets and look for the most beneficial and advantageous funding mechanisms to support our clinical initiatives.

MATTHEW PLAVAN: And we will look to grant funding and strategic partnerships as well, to avail ourselves to all options on the table that may exist.

STEVE BROZAK: All right, along those lines…and I will switch after to a different question. Along those lines, I mean obviously there have been a lots of other companies that have gone out there in the regenerative medicine space is by definition one of the more expensive areas. Obviously, you do have expertise there, so you do know how to quantify costs, but if you were to let’s say focus on one program, what do you think you would say your top priority would be, and what would you think the cost would be on something like that?

MATTHEW PLAVAN: Well, I think, I’d go back to what I think Dan just summarized. It would be tough to choose between AMI or CLI, which one we will put as number one, but those are both moving forward in parallel, and we think we can get to the next phase with the cash we have. I don’t think the bone marrow process adds significantly to our burn. So I think we feel pretty well equipped to accomplish those near-term objectives.

DAN BESSEY: Yes, I would just add to that, I wouldn’t seek to prioritize our top three initiatives AMI, CLI and bone marrow transplant. I would only say that they have different commercialization horizons. So obviously, things like AMI and CLI that have longer term commercialization horizons are offset by initiatives like the bone marrow transplant program, which we see could be more near-term, and I think we mentioned earlier in 2015, where we could see commercialization efforts there. So we are really trying to balance our initiatives out between those that have longer term commercialization timelines and those that have nearer term.

STEVE BROZAK: Okay and that leads me to the last question. Obviously, you’ve got your program obviously set up within India, and you had mentioned during the initial part of the call, the Indian Constitution. There were different parts of the Indian Constitution talking about, expenditures, expenses and other such things. What kind of a pricing differential do you see with what you will be doing in India and also within the rest of the world, and how does that reflect in terms of your business model? What do you…how do you budget for that, because obviously you mentioned things were much cheaper in terms of trials, in terms of development and everything else, but there is also a much, much, there is a much, much different way in terms of pricing and everything else around that, and that will not be lost on a lot of people, payers and everything else. How do you answer that, and I’ll hop back into the queue after that. Thank you.

KEN HARRIS: Right, so I’ll start off and say, yes. The cost of doing clinical work in India is roughly one fifth of the US, and that is a significant part of our business model. And it allows us to just put more clinical programs in the hopper early on to have a more robust pipeline than competitors, so we get more bang for our buck. Regarding the ability to charge in the Indian market, I think that’s a bit of misinformation out there that the Indian markets for high technology pays less than they do in the US. They may pay less and they may not. Traditionally I can tell you for all the imported products, whether it’s a J&J knee or other implants or research chemicals coming in, it’s typically about 120[%] to 130% of the US price that a patient ends up paying. So I would just step back from that and say, the difference between the two markets is that in India the patient pays for all of it out of their pocket, and in the US you have to deal with reimbursement. And we don’t have that headache in India. So I think our opportunity for gross margin is probably pretty equivalent.

STEVE BROZAK: Okay, I mean that is a telling statement, but you also just opened up something there, there is a payer system where obviously there is a class within India that pays themselves, but that’s a much smaller class and doesn’t lead a large market opportunity by comparison too. And the constitution themselves sets it up in such a way as they can go out there, they can say, you’re going to charge this, no matter what you charge elsewhere. So how would you open it up if they decided to say, well we want to open it up to more than just the self payers. What would your answer be to that? And again, I’ll jump out with that question.

KEN HARRIS: Okay, so the middle and upper class in India is now over 300 million people. And that is really the number of individuals going into private hospitals like Fortis. So I think the concept that it’s the demographics that are significantly different than they are in the US. A middle class pay is lower than it is in the US, true, at the lower middle class level. But we factored all of those into our projections, and when I mentioned 6,000 bone marrow transplants would be enabled in India alone with our haploid program, that is factoring in ability to pay. That number actually would be more in the range of a 100,000 out of 1.2 billion people if we factored in everyone that might need a bone marrow transplant. So we have built those into our business model.

STEVE BROZAK: Okay, well gentlemen good luck. Here’s to 2014, and good luck with all your studies. Thank you.

MATTHEW PLAVAN: Thanks. I appreciate it.

OPERATOR: And gentlemen at this time in showing no additional questions. I’d like to turn the conference call back over for any closing remarks.

MATTHEW PLAVAN: Well, again, thank you everyone for spending the time on this Valentine’s Day. We won’t keep you any longer, but we look forward to speaking with you again and giving you an update on our next call. Have a great weekend. Thank you.

OPERATOR: Ladies and gentlemen that does conclude today’s conference call. We thank you for attending today’s presentation. You may now disconnect your telephone lines.